Contact:

John Jenson
Vice President, Corporate Controller
Universal Technical Institute, Inc.
(623) 445-0821

Universal Technical Institute Announces Quarterly Cash Dividend

SCOTTSDALE, ARIZ. - September 16, 2015 - Universal Technical Institute, Inc. (NYSE: UTI), the leading provider of automotive technician training, announced today that its board of directors approved a reduced quarterly cash dividend on UTI common stock. A cash dividend of $0.02 per share, payable on October 5, 2015, will be paid to common stockholders of record as of September 28, 2015.

“Reducing the dividend creates a more reasonable yield while enabling additional cash investments intended to grow our student population and provide a greater return for investors," said Kim McWaters, Chairman and CEO.

About Universal Technical Institute, Inc.
Headquartered in Scottsdale, Arizona, Universal Technical Institute, Inc. (NYSE: UTI) is the leading provider of post-secondary education for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. With more than 190,000 graduates in its 50-year history, UTI offers undergraduate degree and diploma programs at 12 campuses across the United States, as well as manufacturer-specific training programs at dedicated training centers. Through its campus-based school system, UTI provides specialized post-secondary education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NASCAR Tech). For more information visit www.uti.edu.

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